Exhibit 99.1

SRM Entertainment Announces Closing of $5 Million Private Placement

Winter Park, Florida, May 27, 2025 (GLOBE NEWSWIRE) -- SRM Entertainment, Inc. (Nasdaq: SRM) (“SRM” or the “Company”), a leading provider of creative and high-quality licensed media-themed merchandise, announces today the closing of its previously announced private investment in public equity (“PIPE”) financing with an institutional investor for gross proceeds to the Company of $5,000,000, before deducting placement agent fees and offering expenses.

Pursuant to the terms of the securities purchase agreement, the Company sold an aggregate of 5,000 shares of its Series A Convertible Preferred Stock, convertible into an aggregate of 8,928,571 shares of common stock at a conversion price of $0.56 per share (not at $0.50 per share as previously reported), and warrants, each having the right to purchase one share of common stock, to acquire up to an aggregate of 8,928,571 shares of common stock, subject to beneficial ownership limitations. The purchase price for one unit (consisting of one share of Series A Convertible Preferred Stock convertible into approximately 1,785 shares and the same number of warrants) was $1,000. The warrants issued at the closing of the offering are exercisable immediately at an exercise price of $0.65 per share and will expire two years from the date of issuance. The Company intends to use the net proceeds from the offering for general corporate purposes, including working capital.

Dominari Securities LLC acted as the sole placement agent for the PIPE financing.

The securities being offered and sold by the Company in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. The Company has agreed to file one or more registration statements with the SEC covering the resale of the unregistered shares issuable upon the conversion of the Series A Preferred Stock and the shares issuable upon exercise of the unregistered warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About SRM Entertainment, Inc.

SRM Entertainment designs, develops, and manufactures custom merchandise which includes toys and souvenirs for the world’s largest theme parks and other entertainment venues. Many of SRM’s creative products are based on award winning multi-billion-dollar entertainment franchises that are featured in popular movies and books. SRM products are distributed worldwide at Walt Disney Parks and Resorts, Universal Parks and Destinations, United Parks and Resorts – SeaWorld, Six Flags and other attractions. SRM’s products are offered alongside popular rides and attractions in theme parks, zoos, aquariums, and other entertainment venues. SRM’s design team developed specialty dolls, plush and toys for one of New York City’s landmarks that features a popular holiday show. SRM’s design team is credited with creating popular products which have been successfully sold at specialty theme park events. SRM’s exclusive-patented Sip With Me cups feature fun, kid friendly Zoo, Sea and animal themed characters as well as licensed characters from Smurfs, ICEE and Zoonicorn.

Caution Regarding Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. These statements are subject to uncertainties and risks including, but not limited to, the risk factors discussed in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Forms 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.

Media and Investor Relations

Info@SRMentertainment.com

(407)-230-8100

website: SRMentertainment.com